EXHIBIT  3.1
ARTICLES  OF  AMENDMENT


                              ARTICLES OF AMENDMENT

THIS  IS  TO  CERTIFY  THAT:

     FIRST: The charter of Origin Investment Group, Inc., a Maryland Corporation (the "Corporation") is hereby amended by deleting existing Articles Second and Sixth in their entirety and adding new articles to read as follows:

     SECOND: Name of Corporation: The name of the Corporation is International Wireless, Inc.

     SIXTH:  Shares  of  Stock.

          A. The Corporation shall be authorized to issue two classes of capital stock, designated as "Common Stock" and "Preferred Stock" respectively. The Corporation shall be authorized to issue 50,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

          B. Holders of Common Stock shall not have preemptive or preferential rights to acquire any shares of the capital stock of the Corporation, and any or all of such shares, whenever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, association or other entity for such lawful consideration and on such terms as the Board of Directors determines in its discretion without first offering the shares to any such holder.

          C. All shares of the Corporation's authorized capital stock, when issued for such consideration as the Board of Directors may determine, shall be fully paid and nonassessable.

          D. The Board of Directors of the Corporation may, by adoption of a resolution or Bylaw, impose restrictions upon the transferability by shareholders of shares of the Corporation's Capital Stock.

          E. The Board of Directors of the Corporation may, by adoption of a resolution or Bylaw, designate one or more Series of Preferred Stock and shall have the power to determine the conversion and/or redemption rights, preferences and privileges of each such Series of Preferred Stock provided that such conversion and/or redemption rights, preferences and privileges of any Series of Preferred Stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued Series of Preferred Stock.

          F. Except as otherwise required under the 1940 Act, voting power for the election of directors and for all other purposes shall be exclusively vested in the holders of Common Stock. Each holder of a full or fractional share of Common Stock shall be entitled, in the case of full shares, to one vote for each such share and, in the case of fractional shares, to a fraction of one vote corresponding to the fractional amount of each such fractional share, in each case based upon


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     the  number  of shares registered in such holder's name on the books of the
     Corporation.

          G. In the event the liquidation or dissolution of the Corporation, the holders of the Common Stock shall be entitled to receive all of the net assets of the Corporation. The assets so distributed to the stockholders shall be distributed among such stockholders, in cash or in kind at the option of the directors, in proportion to the number of full and fractional shares of the class held by them and recorded on the books of the Corporation.

          H. Each holders of shares of capital stock shall, upon demand, disclose to the Corporation such information with respect to direct or indirect holdings of such shares as the directors or any officer or agent of the Corporation designated by the directors deems necessary to comply with provisions of the Internal Revenue Code of 1986 applicable to the Corporation, to comply with the provisions of the appropriate taxing authority, or to comply with the provisions of the 1940 Act or the Employee Retirement Income Security Act of 1974, as any said laws may be amended from time to time.

          I. At the effective date of this Amendment to the Articles of Incorporation of the Corporation, each nine (9) issued and outstanding shares of Common Stock of the Corporation shall be combined into one (1) share of validly issued, fully paid and nonassessable Common Stock of the Corporation. All holders of Common Stock which result in holding a fractional share as a result of this reverse split shall be issued one additional share of common stock by the Corporation in lieu of such fractional interest.

          J. Prior to the effective time of this Amendment to the Articles of Incorporation of the Corporation, there are currently 10,985,565 total issued and outstanding Common Stock shares of the Corporation, par value of $0.001 per share and 0 total issued and outstanding Preferred Stock shares of the Corporation, par value of $0.001 per share. At the effective time of this Amendment to the Articles of Incorporation of the Corporation, there will be a total of 1,220,619 total issued and outstanding Common Stock shares of the Corporation, par value of $0.001 per share and 0 total issued and outstanding preferred stock shares of the Corporation, par value of $0.001 per share.

          K. The effective date of this Amendment to the Articles of Incorporation of the Corporation shall be on the earlier of: (A) the date of filing of this Amendment or (B) December 21, 2001.

     SECOND: The amendment of the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

     THIRD: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.


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     IN  WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 17th day of December, 2001.


                             ORIGIN  INVESTMENT  GROUP,  INC.


                             By:  /s/Gregory Laborde
                                --------------------
                                President


ATTEST:


By:  /s/Gregory  Laborde
   ---------------------
   Secretary


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